Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SYRA HEALTH CORP.

Syra Health Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on May 2, 2022 (the “Certificate of Incorporation”).

2. The Certificate of Incorporation is hereby amended by adding Section 4.2.8(C)(viii) to Article IV, which shall read in its entirety as follows:

“(viii) immediate family members, heirs, successors and assigns of such Class B Stockholder.”

3. The Certificate of Incorporation is hereby amended by deleting Section 4.2.8(D) of Article IV in its entirety.

4. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Priya Prasad, its Interim Chief Executive Officer, this 18th day of November, 2025.

By	/s/ Priya Prasad
Priya Prasad
Interim Chief Executive Officer